UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/16/2010

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-146959

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

       On December 17, 2010, Strategic Storage Trust, Inc. (the "Registrant") issued a press release regarding the acquisitions described below in Item 8.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

Acquisition of the Los Angeles Properties

        As reported earlier, on November 8, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with unaffiliated third parties for the acquisition of two self storage facilities located in Hawthorne, California (the "La Cienega - LA property") and Long Beach, California (the "Long Beach property"), respectively (together, the "Los Angeles properties"). On December 16, 2010, the Registrant closed on the purchase of the Los Angeles properties.

        The Registrant purchased the Los Angeles properties for an aggregate purchase price of $26.0 million, plus closing costs and acquisition fees. The Registrant's advisor, Strategic Storage Advisor, LLC, earned a total of $650,000 in acquisition fees in connection with the acquisition of the Los Angeles properties. The Registrant funded this acquisition using net proceeds from its initial public offering.

        The La Cienega - LA property is an approximately 770-unit self storage facility that sits on approximately 1.7 acres and contains approximately 87,000 rentable square feet of self storage space. The La Cienega - LA property is located at 12714 S. La Cienega Blvd., Hawthorne, California. It was constructed in 2004.

        The Long Beach property is an approximately 830-unit self storage facility that sits on approximately 3.7 acres and contains approximately 87,000 rentable square feet of self storage space. The Long Beach property is located at 8150 E. Wardlow Road, Long Beach, California. It was constructed in 1999.

        The Registrant's use of the La Cienega - LA property as a self storage facility is subject to a Conditional Use Permit granted by the Los Angeles County Department of Regional Planning which must be renewed six months prior to the current termination date in 2012. The Registrant and the seller of the La Cienega - LA property have entered into agreements whereby it is the seller's responsibility to apply for and obtain approval of the permit renewal. If the renewal application is not approved, the Registrant may force the seller to repurchase the property from the Registrant on certain terms and conditions. As part of the permit renewal process and right to purchase, the seller has put $500,000 into an escrow account, which amounts may be withdrawn subject to certain conditions.

        The Registrant's portfolio now includes 43 wholly-owned properties in 15 states and Canada.

Potential Acquisition of the Las Vegas VI Property

        On November 24, 2010, Strategic Storage Trust, Inc. (the "Registrant"), through a wholly-owned subsidiary of the Registrant's operating partnership, executed a purchase and sale agreement with an unaffiliated third party (the "Las Vegas VI Purchase Agreement") for the acquisition of a self storage facility located in Las Vegas, Nevada (the "Las Vegas VI property"). The purchase price for the Las Vegas VI property is $4.0 million, plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the fourth quarter of 2010 or the first quarter of 2011 and to fund such acquisition with net proceeds from its initial public offering.

        The Las Vegas VI property is an approximately 740-unit self storage facility that sits on approximately 3.2 acres and contains approximately 94,000 rentable square feet of self storage space. The Las Vegas VI property is located at 2025 N. Rancho Drive, Las Vegas, Nevada. It was constructed in 2006.

        Pursuant to the Las Vegas VI Purchase Agreement, the Registrant would be obligated to purchase the Las Vegas VI property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Las Vegas VI property generally based upon:

    - satisfactory completion of due diligence on the property and the seller of the property;

    - satisfaction of the conditions to the acquisition in accordance with the purchase agreement; and
    - no material adverse changes relating to the property, the seller of the property or certain economic conditions.

        There can be no assurance that the Registrant will complete the acquisition of the Las Vegas VI property. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to $200,000 in earnest money on the Las Vegas VI property ($75,000 initially and an additional $125,000 upon completion of due diligence).

       Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Las Vegas VI property. Due to the considerable conditions to the consummation of the acquisition of the Las Vegas VI property, the Registrant cannot make any assurances that the closing of the Las Vegas VI property is probable.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
99.1        Press Release Announcing the Acquisition of the Los Angeles Properties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: December 17, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release